Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated March 7, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of El Pollo Loco Holdings, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 25, 2024.

/s/ BDO USA, P.C.

Costa Mesa, California

June 5, 2025